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                                                                  EXHIBIT (e)(1)

                             DISTRIBUTION AGREEMENT

          This Agreement ("Agreement") is made on the 15th day of December, 1999, by and between Pacific Select Fund (the "Fund") and Pacific Mutual Distributors, Inc. ("PMD").

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund is authorized to issue shares of beneficial interest ("Shares") in separate series (each a "Portfolio" and collectively the "Portfolios") with each such Portfolio representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Fund has adopted a Brokerage Enhancement Plan (the "Brokerage Plan"), under which the Fund may direct Pacific Life or any sub-adviser of a Portfolio ("Portfolio Manager") to allocate brokerage in a manner intended to increase the distribution of the Fund's shares; and

     WHEREAS, under the Brokerage Plan, the Fund may enter into agreements or arrangements with broker-dealers or banks (each, a "broker-dealer") that will enable the Fund to receive, in addition to the execution of brokerage transactions, credits, benefits, or other services ("directed brokerage credits") from a broker-dealer that the Fund may use to finance activities that are intended to result in the sale of the Fund's share; and

     WHEREAS, the Fund intends, on behalf of each existing Portfolio together with all other Portfolios subsequently established by the Fund, as set forth in Exhibit A (attached hereto) which may from time to time be amended, to retain Pacific Mutual Distributors, Inc. ("PMD"); and

     WHEREAS, PMD wishes to render the services hereunder;

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

     1.  Appointment and Acceptance.  The Fund hereby appoints PMD as
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distributor of the Shares of the Portfolios on the terms and for the period set forth in this Agreement, and PMD hereby accepts such appointment and agrees to render the services and undertake the duties set forth herein.

     2.  General Provisions.
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     (a) In performing its duties as distributor, PMD will act in conformity with the registration statement of the Fund on Form N-1A ("the Prospectus"), as amended from time to time and with any instructions received from the Board of Trustees of the Fund (the "Board"), the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1940 Act, and all other applicable federal and state laws and regulations.
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          (b) PMD holds itself available to receive orders for the purchase or redemption of Shares and will accept or reject orders to purchase such Shares on behalf of the Fund in accordance with the provisions of the Prospectus, and will transmit such orders as are so accepted to the Fund's transfer agent promptly for processing.

     (c) PMD shall not be obligated to sell any certain number of Shares.
Except as provided in this Agreement, no commission or other fee will be paid to PMD in connection with the sale of Shares.

     3.  PMD Expenses.  During the term of this Agreement, PMD will bear all its
         ------------
expenses in complying with this Agreement including the following expenses:

     (a) costs of sales presentations, preparation and delivery of advertising and sales literature, and any other marketing efforts by PMD in connection with the distribution or sale of Shares; and

     (b) any compensation paid to employees of PMD in connection with the distribution or sale of the Shares.

     4.  Fund Expenses.  The Fund shall bear all of its other expenses
         -------------
including, but not limited to:

          (a) preparation and setting in type, printing and distributing reports and other communications, proxies, prospectuses and statements of additional of information to existing shareholders;

          (b) registration of the Fund's Shares with the Securities and Exchange Commission, and registration or notification of the sale of the Shares with any applicable state securities commissioners; and

          (c) qualification of the Fund's Shares for sale in jurisdictions designated by PMD.

     5.  Sale of Shares to Distributor and Sales by Distributor.
         ------------------------------------------------------

     (a) All orders through PMD shall be subject to acceptance and confirmation by the Fund.

     (b) Prior to the time of transfer of any Shares by the Fund to, or on the order of, PMD or any introducing broker, participating broker or other financial intermediary, PMD shall pay or cause to be paid to the Fund or to its order an amount in federal funds equal to the applicable net asset value of the Shares. Upon receipt of registration instructions in proper form, PMD will transmit or cause to be transmitted such instructions to the Fund or its agent for registration of the Shares purchased.

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     6.  Use of Directed Brokerage Credits.  The Fund may direct PMD to take
         ---------------------------------
appropriate actions to effect the purposes of the Brokerage Plan, as may be amended from time to time, and PMD, when so directed by the Fund, shall take such actions, which may include, but are not necessarily limited to, the following:

     (a) directing, on behalf of the Fund or a Portfolio and subject to the standards described in the Brokerage Plan, Pacific Life or a Portfolio Manager to allocate transactions for the purchase or sale of portfolio securities in a manner intended to increase the distribution of the Fund's shares; and

     (b) using any directed brokerage credits earned by a Portfolio to compensate a broker-dealer for the cost and expense of certain distribution-related activities or procuring from a broker-dealer or otherwise inducing a broker-dealer to provide services, where such activities or services are intended to promote the sale of a Portfolio's shares, all on behalf of the Fund or a Portfolio, as described in the Brokerage Plan.

     7.  Fees.  PMD shall receive no fee from the Fund for services as
         ----
distributor of the Shares.

     8.  Reservation of Right Not to Sell. The Fund reserves the right to refuse
         --------------------------------
at any time or times to sell any of its Shares for any reason deemed adequate by it.

     9.  Liability and Indemnification.
         -----------------------------

     (a) PMD shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from its willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement. Any person, even though also an officer, employee or agent of PMD, who may be or become an officer, director, employee or agent of the Fund shall be deemed, when rendering services to the Fund or acting in any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, partner, employee or agent or one under the control or direction of PMD even though paid by PMD.

     (b). PMD hereby agrees to indemnify and hold harmless the Fund and its officers and Trustees against any and all losses, liabilities, damages and claims arising out of or based upon any untrue or alleged untrue statement or representation made (except for such statements made in reliance on any prospectus, registration statement or sales material supplied by the Fund), any failure to deliver a currently effective prospectus, or the use of any unauthorized sales literature by any officer, employee or agent of PMD in connection with the offer or sale of Fund shares. PMD shall reimburse each such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, liability, damage or claim.

     (c) Promptly after receipt by a party entitled to indemnification under this section ("indemnified party") of notice of the commencement of any action, if a claim for indemnification in respect thereof is to be made against PMD, such indemnified party will notify PMD in writing of the commencement thereof, and the omission to so notify PMD will not

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relieve it from any liability under this section, except to the extent that the omission results in a failure of actual notice to PMD and it is damaged solely as a result of the failure to give such notice.

     10.  Effective Date and Termination of this Agreement.  This Agreement
          ------------------------------------------------
shall take effect on the on the date first written above, and shall continue in effect, unless sooner terminated as provided herein, for two years from such date and shall continue from year to year thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) either by a majority of the entire Board of Trustees of the Fund or by a majority vote (as defined in the Prospectus) of the shareholders of the Fund; provided, however, that this Agreement may be terminated without penalty by the
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Board of Trustees of the Fund; by a majority vote (as defined in the Prospectus)
of the shareholders of the Fund on 60 days' written notice to PMD, or by PMD at any time, without payment of any penalty, on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

     11.  Notices.  Notices of any kind to be given to PMD by the Fund shall be
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in writing and shall be duly given if mailed, first class postage prepaid, or delivered to 700 Newport Center Drive, P.O. Box 9000, Newport Beach, California 92660, or at such other address or to such individual as shall be specified by PMD to the Fund. Notices of any kind to be given to the Fund shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to 700 Newport Center Drive, P.O. Box 7500, Newport Beach, California 92660 or at such other address or to such individual as shall be specified by the Fund.

     12.  Non-Exclusivity.  The services of PMD to the Fund under this Agreement
          ---------------
are not to be deemed exclusive, and PMD shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

     13.  Reports.  PMD shall prepare reports for the Board of Trustees of the
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Fund on a quarterly basis showing such information as shall be reasonably requested by the Board from time to time.

     14.  Independent Contractor.  PMD shall for all purposes herein provided be
          ----------------------
deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. It is understood and agreed that PMD, by separate agreement with the Fund, may also serve the Fund in other capacities.

     15.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed to be an original.

     16.  Governing Law.  This Agreement shall be governed by the laws of
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California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Exchange Act, the Securities Act, or any rule or order of the Securities and Exchange

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L

Commission to any national or regional self-regulating organization, such as the National Association of Securities Dealers or the New York Stock Exchange.

     17.  Severability.  If any provision of this Agreement shall be held or
          ------------
made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                  PACIFIC MUTUAL DISTRIBUTORS, INC.

                            By:   /s/ Gerald W. Robinson
                                ------------------------
                                Name:   Gerald W. Robinson
                                Title:  Chairman & Chief Executive Officer

                            By:  /s/ Edward R. Byrd
                                -------------------
                                Name:   Edward R. Byrd
                                Title: Vice President, Chief Financial Officer & Treasurer

                                 PACIFIC SELECT FUND

                            By:  /s/ Thomas C. Sutton
                                ---------------------
                                Name:   Thomas C. Sutton
                                Title:  Chairman of the Board & Trustee



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                                   Exhibit A

                              Pacific Select Fund

                                                               December 15, 1999

Series
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Money Market Portfolio
High Yield Bond Portfolio
Managed Bond Portfolio
Government Securities Portfolio
Growth Portfolio (to be renamed the Small-Cap Equity Portfolio)*
Aggressive Equity Portfolio
Growth LT Portfolio
Equity Income Portfolio
Multi-Strategy Portfolio
Large-Cap Value Portfolio
Mid-Cap Value Portfolio
Equity Portfolio
Bond and Income Portfolio
Equity Index Portfolio
Small-Cap Index Portfolio
REIT Portfolio
International Portfolio (to be renamed the International Value Portfolio)* Emerging Markets Portfolio
International Large-Cap Portfolio*
Diversified Research Portfolio*



*Effective January 1, 2000

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